Exhibit 5.1 and 23.2
[PERKINS COIE LETTERHEAD]
May 21, 2010
Penford Corporation
7094 S. Revere Parkway
Centennial, Colorado 80112
          Re: Registration Statement on Form S-3 Filed by Penford Corporation
Ladies and Gentlemen:
          We have acted as counsel to Penford Corporation, a Washington corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which you are filing with the Securities and Exchange Commission relating to the resale by certain persons of up to 1,000,000 shares (the “Shares”) of common stock, $1.00 par value per share, of the Company (the “Common Stock”).
          We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.
          Based upon the foregoing, we are of the opinion that the Shares, when issued upon conversion of the Company’s Series B Voting Convertible Preferred Stock, shall be duly authorized and validly issued, fully paid and nonassessable.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ PERKINS COIE LLP